Exhibit 99.1

For Immediate Release

Contact:	Lee Underwood
Media Relations
(706) 644-0528

Pedro Cherry Appointed to Synovus Board of Directors

COLUMBUS, Ga., Sept. 17, 2020 — Synovus Financial Corp. (NYSE: SNV) has appointed Pedro Cherry, president and CEO of Atlanta Gas Light and Chattanooga Gas, to its Board of Directors. Cherry is a longtime executive of Southern Company.

“Pedro is a deeply accomplished business executive, with strong operating and finance experience and a long-standing commitment to community service,” said Kessel D. Stelling, chairman and CEO of Synovus. “As a veteran of the energy and utilities industry, he also has a unique perspective on the economic and business climate of Synovus’ home state and operating footprint. We couldn’t be more excited to welcome Pedro to our Board of Directors.”

Cherry began his career with Southern Company in 1997 at Southern Energy Inc., where he served as chief financial officer for South America and the Caribbean Region, vice president of international finance, and vice president of planning and performance management. In 2006, he was appointed finance manager for Southern Generation/Southern Power and then served as assistant to the chief financial officer of Southern Company. He was named Metro West region manager for Georgia Power in 2010 and vice president of community and economic development in 2012. In 2017, Cherry was named executive vice president of customer service and operations for Georgia Power, with responsibility for operating and maintaining an electric system serving 2.6 million customers in all but four of Georgia’s 159 counties. He assumed his current position on August 1, 2020.

Cherry serves on the boards of Zoo Atlanta, Georgia Tourism Foundation, Boys and Girls Club – Southeast Region, Clark Atlanta University, and Leadership Atlanta. He is a member of the CFA Institute, 100 Black Men of Atlanta, and Auburn University’s Alumni Engineering Advisory Council. He is also a graduate of Leadership Atlanta, Leadership Georgia, and the Atlanta Regional Commission’s Regional Leadership Institute.

Cherry earned a B.S. in Industrial Engineering and an MBA from Auburn University.

Cherry has been a member of Synovus’ North Georgia Division advisory board since 2017. With his appointment, Synovus’ Board of Directors has 12 members and 11 independent directors.

Synovus Financial Corp. is a financial services company based in Columbus, Georgia, with approximately $54 billion in assets. Synovus provides commercial and retail banking, investment, and mortgage services through 294 branches in Georgia, Alabama, South Carolina, Florida, and Tennessee. Synovus Bank, a wholly owned subsidiary of Synovus, has been recognized as one of the country's “Most Reputable Banks” by American Banker and the Reputation Institute. Synovus is on the web at synovus.com, and on Twitter, Facebook, LinkedIn, and Instagram.